Exhibit 99.1

Vaccitech Reports Full-Year 2021 Financial Results and Recent Corporate Developments

Oxford, United Kingdom, March 25, 2022 -- Vaccitech plc (NASDAQ: VACC) today announced its financial results for the full year ended December 31, 2021 and provided an overview of the Company’s recent corporate developments. Vaccitech is a clinical-stage biopharmaceutical company engaged in the discovery and development of novel immunotherapeutics and vaccines for the treatment and prevention of infectious diseases and cancer.

“2021 was a pivotal year for Vaccitech during which we achieved a number of strategic, operational, and financial objectives, advanced multiple immunotherapeutic and prophylactic candidates in clinical development and strengthened and expanded our T cell activating discovery engine platform via the acquisition of Avidea Technologies,” commented Bill Enright, Vaccitech’s CEO. “All of this progress puts us in a strong position to deliver on our long-term plans. We anticipate that 2022 will be a year where we continue to advance our product pipeline with key data readouts in several programs. We look forward to reporting on these developments throughout the year.”

2021 and Recent Corporate Developments

•	Raised $166.5 million of proceeds in a Series B private financing, including $41.2 million from previously issued convertible loan notes that converted into Series B shares.
•	Completed a public listing on NASDAQ, raising gross proceeds of $110.5 million through an offering of American Depository Shares.
•	Initiated patient dosing in HPV001, a Phase 1/2 clinical trial of VTP-200, an immunotherapeutic candidate in development for the treatment of persistent infection with high-risk HPV.
•	Signed a clinical trial collaboration agreement with Arbutus Biopharma Corporation to evaluate an innovative therapeutic combination for the treatment of patients with chronic Hepatitis B virus (HBV) infection who are already receiving standard-of-care nucleos(t)ide reverse transcriptase inhibitor, or Nrtl, therapy. The Phase 2a clinical trial will evaluate the safety, pharmacokinetics, immunogenicity, and antiviral activity of Arbutus’s RNAi therapeutic, AB-729, followed by Vaccitech’s immunotherapy candidate, VTP-300, in Nrtl-suppressed patients with chronic HBV infection.
•	Signed a lease for 31,000 square feet within the Zeus development at Harwell Science and Innovation Campus in Oxfordshire, United Kingdom. The site will house Vaccitech’s headquarters, state-of-the-art wet laboratory, and offices. Vaccitech anticipates completing the relocation by mid-2022.
•	Online publication in The Lancet Microbe results of a Phase 1 clinical trial of VTP-500, a vaccine candidate in development to prevent Middle East Respiratory Syndrome (MERS). The study, sponsored and conducted by researchers at The King Abdullah International Medical Research Centre in Saudi Arabia in partnership with Oxford University, showed that the vaccine candidate was generally well tolerated and induced both humoral and cellular immune responses.

•	Presented at the AASLD The Liver Meeting® data from a Phase 1 (HBV001) and Groups 1 and 2 of a Phase 1/2a (HBV002) clinical trial demonstrating that VTP-300 was tolerated and induced T cells against targeted HBV antigens in both healthy volunteers and patients with chronic HBV infection.
•	Reported efficacy data from an interim analysis of the HBV002 clinical trial of VTP-300 in patients with chronic HBV infection. The data from 27 patients who completed three months in the trial demonstrated reductions in surface antigen (HbsAg) levels in patients receiving VTP300 both alone and in combination with nivolumab.
•	Acquired Avidea Technologies, Inc. in a cash and stock transaction that added complementary synthetic T cell boosting technologies and expands Vaccitech’s pipeline to include autoimmunity to its current infectious disease and oncology therapeutic areas of focus. The transaction also furthers Vaccitech’s scientific expertise and establishes U.S.-based research and development capabilities.
•	Cancer Research UK and the Ludwig Institute for Cancer Research initiated patient dosing in a Phase 1/2a clinical trial to test the safety and initial efficacy of VTP-600, an immunotherapeutic candidate in development for the treatment of non-small cell lung cancer. The therapeutic candidate employs Vaccitech’s viral vector prime-boost platform to induce T cell immunity against two cancer-associated proteins, MAGE-A3 and NY-ESO-1, found on some tumor cells.

Upcoming Milestones

•	In the second quarter of 2022, the Company expects to present additional Phase 1/2a interim efficacy data of VTP-300 in patients with chronic HBV infection at the International Liver Congress on June 22 to 26, 2022, which is also expected to be followed by Phase 1/2a full efficacy clinical trial data in the second half of this year.
•	In the third quarter of 2022, the Company expects to initiate dosing in a Phase 1/2 clinical trial of VTP-850 in patients with prostate cancer and also expects to initiate dosing of a Phase 2 clinical trial of VTP-300 in patients with chronic HBV infection.
•	In the fourth quarter of 2022, the Company intends to conduct an interim efficacy review of HPV001, a Phase 1/2a clinical trial of VTP-200, a potential non-invasive treatment for low grade HPV-related cervical lesions.

Full Year 2021 Financial Highlights:

•	Cash position: As of December 31, 2021, cash and cash equivalents were $214.1 million, compared to $43.3 million as of December 31, 2020. The increase was primarily due to completion of the Series B financing in the first quarter of 2021, which raised gross proceeds of $125.2 million, and to the initial public offering in the second quarter, which raised gross proceeds of $110.5 million. The Company believes its cash and cash equivalents are sufficient to fund operations into the second half of 2024.
•	Research and development expenses: Research and development expenses were $20.4 million in 2021 compared to $14.4 million in the prior year. The increase in R&D expenses was primarily due to increased spending on the development of VTP-200, VTP-300, and VTP-850.

•	General and administrative expenses: General and administrative expenses were $25.1 million in 2021 compared to $10.5 million in the prior year. This includes the share-based payment charge of $14.2 million and $6.0 million unrealized foreign exchange gain on revaluation of Company’s cash balances recorded in 2021. Net of this gain, the increase in general and administrative expenses between the periods was mainly attributable to higher personnel costs, reflecting an increase in the Company’s headcount over the period and higher insurance costs associated with operating as a public company.
•	Net loss: The Company generated a net loss attributable to its shareholders of $50.9 million, or $1.96 per share on both basic and fully diluted bases in 2021, compared to a net loss of $17.7 million, or $2.24 per share on both basic and fully diluted bases, for the prior year.

About Vaccitech

Vaccitech (“the Company”) is a clinical-stage biopharmaceutical company engaged in the discovery and development primarily of novel immunotherapies for the treatment of chronic infectious diseases, cancer and other diseases where the T cell arm of the immune system is believed to play an important role. The company’s proprietary platforms include modified simian adenoviral vectors (ChAdOx1 and ChAdOx2), other viral vectors including the well-validated Modified vaccinia Ankara (MVA) and synthetic nano-particle technologies (SNAPvax™ and Syntholytic™). The combination of different technologies in a mix and match approach (heterologous prime-boost) consistently generates significantly higher magnitudes of T cells compared with other technologies and approaches. The Company has a broad pipeline of both clinical and preclinical stage therapeutic programs to treat solid tumors, chronic viral infections, as well as a few prophylactic viral vaccine programs. Vaccitech co-invented a COVID-19 vaccine with the University of Oxford, now approved for use in many territories and exclusively licensed worldwide to AstraZeneca through Oxford University Innovation, or OUI. Vaccitech is entitled to receive a share of all milestone and royalty income received by OUI from AstraZeneca.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the timing and advancement of the Company’s programs, including the clinical trials of VTP-200, VTP-300, VTP-600, and VTP-850, the expected benefits of the acquisition of Avidea Technologies, the benefits of the collaboration with Arbutus BioPharma Corporation and the Company’s cash runway The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to numerous risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation: the success, cost and timing of the Company’s product development activities and planned and ongoing clinical trials, the Company’s ability to execute on its strategy, regulatory developments, the Company’s ability to fund its operations, global economic uncertainty and the impact that the current ongoing COVID-19 pandemic will have on the Company’s clinical trials, preclinical studies and access to capital and other risks identified in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Quarterly Report on Form 10-Q for the third quarter of 2021 and subsequent filings with the SEC. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company expressly disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

VACCITECH PLC

Consolidated Balance SheetS

(IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

	As of December 31, 2021	As of December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$214,054	$43,266
Accounts receivable	20	518
Research and development incentives receivable	6,229	2,708
Prepaid expenses and other current assets	6,462	1,409
Total current assets	226,765	47,901
Goodwill	12,630	-
Property and equipment, net	1,829	629
Intangible assets, net	31,430	-
Right of use assets, net	7,257	2,136
Other assets	804	-
Total assets	$280,715	$50,666
Liabilities, Redeemable Convertible Preferred Shares And Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,419	$4,667
Accrued expenses and other current liabilities	7,875	2,537
Deferred revenue	182	245
Current portion of lease liability	523	192
Debt	159	-
Total current liabilities	11,158	7,641
Convertible loan notes – non current	-	44,700
Lease liability – non current	6,540	1,472
Contingent consideration	2,371	-
Deferred tax liability, net	8,084	-
Total liabilities	28,153	53,813
Commitments and contingencies
Series A redeemable convertible preferred shares; £0.10 nominal value; no shares issued and outstanding; (December 31,2020: issued and outstanding: 22,065)	-	33,765
Series B redeemable convertible preferred shares (Series B shares); £0.10 nominal value; no shares issued and outstanding; (December 31, 2020: issued and outstanding: no shares issued or outstanding)	-	-
Shareholders’ equity (deficit):
Ordinary shares, £0.000025 nominal value; 37,188,730 shares authorized, issued and outstanding (December 31, 2020: authorized, issued and outstanding: 7,960,458)	1	0 [1]
Deferred A shares, £1 nominal value; 63,443 shares authorized, issued and outstanding (December 31, 2020: no shares issued or outstanding)	86	-
Deferred B shares, £0.01 nominal value; 570,987 shares authorized, issued and outstanding (December 31, 2020: no shares issued or outstanding)	8	-
Deferred C shares, £0.000007 nominal value, 27,828,231 shares authorized, issued and outstanding (December 31, 2020: authorized, issued and outstanding: 7,960,458)	0 [1]	0 [1]
Additional paid-in capital	369,103	21,660
Accumulated deficit	(108,585)	(57,720)
Accumulated other comprehensive loss – foreign currency translation adjustments	(8,488)	(1,243)
Noncontrolling interest	437	391
Total shareholders’ equity/(deficit)	252,562	(36,912)
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$280,715	$50,666

1 Indicates amount less than thousand

VACCITECH PLC

Consolidated StatementS of Operations and Comprehensive Loss

(IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

	Year ended December 31, 2021	Year ended December 31, 2020
License revenue	$63	$2,553
Service revenue	21	405
Research grants and contracts	184	1,863
Total revenue	268	4,821
Operating expenses
Research and development	20,371	14,387
General and administrative	25,118	10,480
Total operating expenses	45,489	24,867
Loss from operations	(45,221)	(20,046)
Other income (expense):
Change in fair value of derivatives	5,994	2,039
Unrealized foreign exchange gain on convertible loan notes	209	448
Loss on extinguishment of convertible loan notes	(13,789)	-
Interest expense	(2,668)	(3,600)
Interest income	2	01
Research and development incentives	4,001	3,279
Other income, net	332	42
Total other (expense) income	(5,919)	2,208
Tax benefit (expense)	28	(95)
Net loss	(51,112)	(17,933)
Net loss attributable to noncontrolling interest	247	227
Net loss attributable to Vaccitech shareholders	$(50,865)	$(17,706)

Weighted-average ordinary shares outstanding, basic and diluted	25,894,375	7,904,529
Net loss per share attributable to ordinary shareholders, basic and diluted	$(1.96)	$(2.24)

Net loss	$(51,112)	$(17,933)
Other comprehensive loss – foreign currency translation adjustments	(7,248)	(776)
Comprehensive loss	(58,360)	(18,709)
Comprehensive loss attributable to noncontrolling interest	250	227
Comprehensive loss attributable to Vaccitech shareholders	$(58,110)	$(18,482)

Investors:

Vaccitech Investor Relations

ir@vaccitech.co.uk

Vaccitech Media Contacts:

Katja Stout, Scius Communications (EU)

Direct: +44 (0) 7789435990

Email: katja@sciuscommunications.com

Robert Flamm, Ph.D. (US) / Katie Larch (US)

Email: rflamm@burnsmc.com / klarch@burnsmc.com

Karim Saleh, Vaccitech

Email: karim.saleh@vaccitech.co.uk